Exhibit 10.2

EXECUTION COPY

Employment Term Sheet

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide following consummation of the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 2, 2006 by and among Wire Rope Corporation of America, Inc. (the “Company”), its stockholders, Closer Merger Sub Inc., and Closer US Holdings Inc.

Name:	Eric Bruder (the “Executive”)

Position:	Executive Vice President of Manufacturing and Operations.

Base Salary:	$215,000. The base salary shall be reviewed no less frequently than annually.

Annual Bonus:	The Executive will continue to participate in the Company’s “EBITDA Plan.”

Equity Compensation	Initial grant of 49,168 stock options to purchase shares of WRCA Holdings (Cyprus) Ltd. Terms of stock options to be same as those applicable to initial stock options granted to other senior executives. In the event of any change in capitalization subsequent to the date hereof but prior to such stock option grant, the Company shall make an equitable adjustment to the amount set forth above.

Initial Investment:	Initial rollover of portion of existing holdings into 11,280 shares of WRCA US Holdings Inc., as set forth in Subscription Agreement.

Employee Benefits:	Participation in the employee benefit plans made available to senior executives of the Company generally.

Term:	Five years, beginning on the Closing Date (as defined in the Merger Agreement). Term shall automatically expire upon a termination of the Executive’s employment.

Severance:	In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, subject to the Executive’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Executive severance in an amount equal to the Executive’s then current base salary for a period of 12 months. The Executive will not be entitled to any severance in the event that the Executive’s employment with the Company is terminated for Cause or the Executive resigns without Good Reason. Payment dates will be modified to comply with Section 409A of the Internal Revenue Code as necessary.

Cause:	The Executive’s commission of a felony crime or a crime of moral turpitude, a willful commission of a material act of dishonesty involving the Company, a material breach (which breach is not promptly cured) of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates, willful failure to perform the Executive’s duties, the Executive’s material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s sole discretion or any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity.

Good Reason:	The Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent (i) a reduction in the Executive’s base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), or (ii) a requirement that the Executive be based anywhere other than within 75 miles of Kansas City, Missouri; provided, however, that no event shall constitute Good Reason unless the Executive has notified the Company in writing describing the event which constitutes Good Reason and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice.

Confidentiality; Work Product	During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

Non-Competition	While employed by the Company and its subsidiaries and for a period of 12 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company and its affiliates; provided, that the Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

Non-Solicitation	During the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or its affiliates or who was an employee of the Company and its affiliates within the previous twelve months. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason.

Governing Law/Forum of Dispute Resolution

This termsheet shall be governed by the laws of New York, without regard to principles of conflict of laws.

Subject to the next paragraph, any controversy or claim arising out of or relating to this termsheet shall be settled by final, binding and nonappealable arbitration in New York, NY. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

Notwithstanding the preceding paragraph, (i) the parties agree that the provisions relating to confidentiality, work product, non-competition, and non-solicitation (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement, (ii) the Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, (iii) the Executive further acknowledges and agrees that the Executive’s breach of the provisions of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits, and (iv) the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

By signing below, the parties agree that this term sheet will be binding upon the parties, will take effect on the Closing Date, and will as of such date supersede any other employment, severance, change of control or related agreements between the undersigned executive and the Company and its affiliates. In the event that the Merger Agreement is terminated prior to the occurrence of a Closing Date, this term sheet shall become null and void and of no effect.

Eric Bruder	Wire Rope Corporation of America, Inc.

/s/ Eric Bruder	By:	/s/ Ira Glazer
Name:

Date: February         , 2007

[Signature Page for Employment Term Sheet of Eric Bruder]

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